UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 19, 2012

VISA INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-33977	26-0267673
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 8999 San Francisco, California	94128-8999
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (650) 432-3200

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

On October 19, 2012, Visa Inc. (the “Company”); its wholly owned subsidiaries Visa U.S.A. Inc. and Visa International Service Association; MasterCard Incorporated; MasterCard International Incorporated; various U.S. financial institution defendants; and the Class Plaintiffs (as defined below) signed a settlement agreement (the “Settlement Agreement”) to resolve the claims of the class plaintiffs (the “Class Plaintiffs”) in the matter styled In re Payment Card Interchange Fee and Merchant Discount Antitrust Litigation, No. 05-MD-1720 (JG) (JO) (the “Multi-District Litigation”). The claims originally were brought by a class of U.S. retailers in 2005.

The Settlement Agreement includes, among other terms:

•

A comprehensive release from participating class members for liability arising out of claims asserted in the litigation, and a further release to protect against future litigation regarding default interchange and the other U.S. rules at issue in the Multi-District Litigation.

•

Settlement payments from all defendants in the amount of approximately $6.05 billion, with the Company’s share of the settlement representing approximately $4 billion. The Company’s share will be paid from the previously funded litigation escrow account established pursuant to the Company’s retrospective responsibility plan (the “Retrospective Responsibility Plan”). More information on the Retrospective Responsibility Plan is available in the Company’s filings with the Securities and Exchange Commission.

•

Distribution to class merchants of an amount equal to 10 basis points of default interchange across all credit rate categories for a period of eight consecutive months, which otherwise would have been paid to issuers and which effectively reduces credit interchange for that period of time. This effective reduction will be distributed by a process designed to ensure that all class retailers, large and small, are able to receive the reduction. The eight-month period for the reduction would begin within 60 days after completion of the court-ordered period during which individual class members may opt out of this settlement, or approximately mid-2013.

•

Modifications to the Company’s rules to permit retailers to impose a surcharge on credit transactions subject to a cap and a level playing field with other general purpose card competitors. The rule changes on surcharging likely will be implemented in early 2013.

•

Agreement that the Company will meet with merchant buying groups that seek to negotiate interchange rates collectively (e.g., independent drug stores). The Company retains discretion to accept or reject a proposal based on whether the Company believes it is commercially reasonable.

The Settlement Agreement is the result of extensive negotiations and mediation among the parties. It remains subject to court approval, which the Company cannot assure will be received.

The parties to the Settlement Agreement are:

Photos Etc. Corporation

Traditions, Ltd.

CHS Inc.

Parkway Corp.

Discount Optics, Inc.

Crystal Rock LLC

Leon’s Transmission Service, Inc.

Payless ShoeSource, Inc.

Capital Audio Electronics, Inc.

Visa Inc., Visa U.S.A. Inc., and Visa International Service Association

MasterCard International Incorporated and MasterCard Incorporated

Bank of America, N.A., and Bank of America Corporation

BA Merchant Services LLC, formerly known as National Processing, Inc.

FIA Card Services, N.A., formerly known as MBNA America Bank, N.A., and Bank of America, N.A (USA)

Barclays Bank Delaware and Barclays Bank plc (in its individual capacity and as successor in interest to Barclays Financial Corp.)

Capital One Bank (USA), N.A., Capital One, N.A. (as successor to Capital One F.S.B.), and Capital One Financial Corporation

Chase Bank USA, N.A., Chase Manhattan Bank USA, N.A., JPMorgan Chase Bank, N.A., JPMorgan Chase & Co., Bank One Corporation, and Bank One Delaware, N.A.

Chase Paymentech Solutions, LLC

Citigroup Inc.

Citicorp

Citibank, N.A., on behalf of itself and as successor in interest to Citibank (South Dakota), N.A.

Fifth Third Bancorp

First National Bank of Omaha

HSBC Finance Corporation

HSBC Bank USA, N.A.

HSBC North America Holdings Inc.

HSBC Holdings plc

HSBC Bank plc

PNC Financial Services Group, Ins., successor by merger to National City Corporation

PNC Bank, National Association, successor by merger to National City Bank and National City Bank of Kentucky

Texas Independent Bancshares, Inc.

SunTrust Banks, Inc., and SunTrust Bank

Wells Fargo Bank, N.A., for itself and as successor to Wachovia Bank, N.A.

Wells Fargo & Company, for itself and as successor to Wachovia Corporation

Item 8.01    Other Events.

The Company and the individual plaintiffs (the “Individual Plaintiffs”) in the Multi-District Litigation have signed an agreement to resolve the Individual Plaintiffs’ claims against the Company. The Company’s portion of the cash settlement with the Individual Plaintiffs is approximately $350 million.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VISA INC.

Date: October 19, 2012

	By:	/s/ Byron H. Pollitt
Byron H. Pollitt Chief Financial Officer